SUBSIDIARIES OF REGISTRANT

                                        JURISDICTION OF     OTHER NAMES UNDER
                                        INCORPORATION OR    WHICH SUBSIDIARY
  NAME (AND % OWNED)                    ORGANIZATION        DOES BUSINESS
-------------------------------------   ----------------    -----------------
Meteor Marketing Inc. (former known as
 Pyramid Stores, Inc. (100%)                Colorado               None

Graves Oil & Butane Co., Inc.(100% by       New Mexico             None
 Meteor Marketing, Inc.)

El Boracho, Inc. (100% by Graves)           New Mexico             None

Meteor Stores, Inc. (formerly known as
  Hillger Oil Company (100% by Meteor
  Marketing, Inc.)                          New Mexico             None

Hatch Pyramid LLC (75% by Meteor Stores
 Inc.)                                      New Mexico             None

Innovative Solutions and Technologies,
 Inc. (100%)                                Colorado               None

Meteor Holdings LLC (73%)                   Colorado               None

Capco Resources, Inc. (100% by Meteor       Delaware               None
 Holdings LLC)

Bloomfield Pyramid LLC (100% by Graves)     New Mexico             None

Graves Rio Rancho LLC (50% by Graves)       New Mexico             None

Coors Pyramid, LLC (50% by Graves)          New Mexico             None

Fleischli Oil Company, Inc. (100% by
 Meteor Marketing, Inc.)                    Wyoming                None

American LP Ltd. Co. (33% by Graves)        New Mexico             None

Socorro Pyramid LLC (100% by Meteor
 Stores, Inc.)                              New Mexico             None

Tri-Valley Gas Co. (100% by Fleischli)      Colorado               None

Meteor Properties, LLC (100% by Fleischli)  Wyoming                None